Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Michael Carlotti	Media Contact: Laura Olson-Reyes
Vice President of Treasury and Investor Relations	Director of Corporate Communications
(702) 584-7995	(702) 584-7742
MCarlotti@ballytech.com	LOlson-reyes@ballytech.com

RAMESH SRINIVASAN PROMOTED TO PRESIDENT AND CHIEF
OPERATING OFFICER OF BALLY TECHNOLOGIES

Company appoints new board members W. Andrew McKenna and Josephine Linden

LAS VEGAS, March 17, 2011 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino-management, and networked and server-based systems for the global gaming industry, today announced the promotion of Ramesh Srinivasan to President and Chief Operating Officer.

Srinivasan will be responsible for all of Bally’s worldwide games, systems, and server-based solutions, as well as customer service, reporting to Chief Executive Officer Richard Haddrill.  Srinivasan joined Bally in 2005 as Executive Vice President of Bally Systems.  Under Srinivasan, Bally Systems has become the clear market leader, positioning Bally to capitalize on the convergence of the games and systems businesses as well as emerging mobile and web-based gaming platforms.

Gavin Isaacs, the Company’s Chief Operating Officer for the past four years, will depart Bally effective March 30 to join Shuffle Master, Inc. (NASDAQ Global Select Market: SHFL) as its Chief Executive Officer.

“Ramesh Srinivasan has been a terrific business partner for more than 11 years across two companies, and I am confident that his outstanding track record of success will continue in these new responsibilities,” said Richard Haddrill, Chief Executive Officer of Bally Technologies. “Gavin Isaacs has been an important part of our success at Bally, and we wish him well at Shuffle Master.”

Bally Technologies also announced that Bryan Kelly, who has been leading Bally’s Innovation Lab and has been integral to many of the Company’s recent breakthrough technologies, has been promoted to Senior Vice President of Technology and will continue to lead Bally’s technology innovation efforts as well as networked gaming, reporting to Richard Haddrill.

The Company promoted Derik Mooberry to Senior Vice President of Products and Operations, reporting to Ramesh Srinivasan, capitalizing on Mooberry’s leadership experience in both Bally Games and Systems’ organizations.

Robert (Bob) J. Parente, who joined Bally in 2009, has been promoted to Vice President and Managing Director of Canada to lead all of Bally’s activities in this growing gaming market.

Bally also announced that John Connelly, who previously served as the Company’s Vice President of International, will rejoin as Vice President of Business Development with responsibility for new markets, partnerships, and acquisition activities, reporting to Richard Haddrill.

Senior Vice President Bruce Rowe will continue his responsibilities as the executive responsible for Bally’s strategic direction.

Bally Welcomes New Board Members

In other news, the Company announced the appointments of Josephine Linden and W. Andrew McKenna to its Board of Directors.

Linden is an Adjunct Professor in the Finance department of Columbia Business School and also currently serves as the Treasurer and a Trustee for the Collegiate School and is also a member of the Council on Foreign Relations. In addition, she serves as the financial advisor for HRH, the Prince of Wales Foundation, and is a member of the Advance Australia Global Advisory Board. She recently retired from Goldman Sachs as a Partner and Managing Director after being with the firm for more than 25 years, where she held a variety of roles, including Regional Manager of the New York office for Private Wealth Management, head of Global Equities Compliance, and an Advisor to GSJBWere, Australia.

McKenna currently serves as a member of the Board of Directors and Audit Committee Chair of AutoZone, Inc. as well as Chairman of the Supervisory Board of Georgia BioMass, LLC. He previously served as Lead Director and Audit Committee Chair for Danka, Inc. and President and Member of the Board of Directors of SciQuest.com Inc. Prior to that, McKenna held various positions with The Home Depot Inc., including Senior Vice President of Strategic Business Development, Divisional President, and Chief Information Officer, and he spent 16 years at Deloitte Touche Tohmatsu International, the last 10 years as Partner.

“We are fortunate to have such a broad and deep senior management team and excited about Josephine and Andy joining our Board of Directors,” said Kevin Verner, Bally’s Chairman of the Board. “With the recent extension of Richard Haddrill as Chief Executive Officer, and the technology direction of the future of gaming, these changes and additions will serve our shareholders well in the years ahead.”

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives, and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming-systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. For more information, please contact Laura Olson-Reyes, Director of Corporate Communications, at 702-584-7742, or visit http://www.ballytech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

— BALLY TECHNOLOGIES, INC. —